Exhibit 10.1

ElectraMeccanica Vehicles Corp. 6060 Silver Drive, 3rd Floor Burnaby BC V5H 0H5, Canada 1-604-428-7656 (SOLO) www.electrameccanica.com

October 11, 2023

PRIVATE & CONFIDENTIAL

DELIVERED BY EMAIL

Mark Orsmond

992 Hampshire Road,
North Vancouver, BC V7R 1V2

Dear Mark:

Re: Mutual Departure Agreement

As per our discussions, this letter confirms that your employment with ElectraMeccanica Vehicles Corp. (the “Company”) will end by mutual agreement, effective October 13, 2023 (the “End Date”) on the terms set out in this letter.

Accrued Pay and Pay in Lieu of Notice

You will receive all accrued and unpaid statutory holiday and vacation pay (if any), salary, and expense reimbursement, up to and including the End Date, less regular and statutory deductions, as applicable.

In addition, provided you execute and deliver the enclosed release to the undersigned, the Company will provide you with the following:

1.	the Company shall pay you an amount equal to 13 months’ salary, less statutory deductions (the “Separation Payment”) on October 31, 2023;

2.	continue each of your Benefits to remain for a period of 12 months from the End Date; and

3.	subject to Section 5.10 of your employment agreement, and subject to the Company’s Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, the opportunity to exercise any unexercised and fully vested portion of any Options on the End Date at any time during the Termination Option Exercise Period.

If you fail to execute and deliver the enclosed release, you will be paid two (2) weeks’ salary, less statutory deductions (i.e., your Employment Standards Act pay in lieu of notice) without any further requirement on your behalf.

Your Record of Employment (ROE) will be accessible online via your “My Service Canada Account.” Please visit https://www.canada.ca/en/employment-social-development/corporate/portfolio/service-canada.html for more information on how you can access it.

Benefits

Subject to the terms of our employee group life insurance policy, you may convert your insurance coverage to a personal plan without a medical examination or other proof of insurability if you make this conversion within thirty-one (31) days from the End Date. You may also be eligible for other benefits conversion. For more information, please contact Pacific Blue Cross at 1-877-722-2583. It is your responsibility to make the appropriate inquiries for the information you need and arrange for your coverage conversion.

In order to receive the Separation Payment, please sign, date and return copies of this letter and the enclosed standard-form Release to the undersigned on or before October 20, 2023.

Please carefully review the Release before you accept this offer. The Release covers any and all claims arising out of or in any way related to your employment and the termination of your employment. After you sign the Release, you will have no claim against the Company or its related parties arising out of or in any way related to your employment of the termination thereof.

The Release may be signed and dated by you in front of a witness, and the witness must print and sign his or her name on the Release in the appropriate space. The Separation Payment will be paid and available benefits will commence after we receive your signed letter and executed Release.

Confidentiality

We take this opportunity to remind you of your ongoing legal obligations under your Employment Agreement under the Confidential Information, Intellectual Property, Non-Competition and Non-Solicitation provisions. Please ensure that you take all the necessary steps to prevent the disclosure to any person of any confidential information or trade secrets belonging to the Company, its business partners, clients, customers, employees and agents. You also must not use any such confidential information or trade secrets for your benefit or that of any other person or entity. It is very important that you continue to comply with these contractual obligations.

Return of Property

Pursuant to your Employment Agreement, please promptly return to the Company within three days of the End Date, all data, reports, files and documents in your possession or control pertaining to the Company or any affiliated business, without making or retaining any copies (and without altering or deleting any such data, reports, files or documents prior to delivery to the Company).

Please also promptly return to the Company within three days of the End Date all property, equipment, computers, cards, keys, etc., in your possession or control, including all passwords and access codes.

Finally, please provide the Company with an email or letter within one week of the End Date verifying your good faith completion of the above requirement to return all Company property in your possession or control.

If you have any questions about these matters, please do not hesitate to contact me.

We thank you for your services, and extend our best wishes for your future.

Yours truly,

ElectraMeccanica Vehicles Corp.

/s/ Susan Docherty

Per:     Susan Docherty, CEO

Encl.   Release

I have carefully read, fully understand and voluntarily agree to the terms of this letter, having had the opportunity to obtain legal advice with respect to it and all other matters relating to my employment with the Company and the cessation thereof, as I have seen fit.

/s/ Mark Orsmond	Date: October 17, 2023

Mark Orsmond

R E L E A S E

IN CONSIDERATION of the agreement between me, Mark Orsmond, and ElectraMeccanica Vehicles Corp. (the “Company”), as set out in the October 11, 2023 letter to me from the Company (the “Letter”), a copy of which is attached to this Release, and other good and valuable consideration, the sufficiency of which I acknowledge:

1.	Upon my receipt of the Separation Payment set forth in the Letter, continuation of my benefits I was provided during my employment (for 12 months) and all monies owing to me in accordance with applicable employment standards legislation and my employment agreement dated August 22, 2022, I release the Company and all related companies, partnerships, joint ventures and entities, and all of their respective successors, administrators, directors, officers, employees, trustees, shareholders, lawyers, insurers, agents and assigns (all together referred to as the “Releasees”), from all claims of any kind relating to my employment or the cessation thereof, including, but not limited to, any claim pursuant to applicable employment standards and human rights legislation, and any claim with respect to any other benefit or right related to my employment with the Company.

2.	I acknowledge that during my employment with the Company, I had access to certain confidential and proprietary information (“Proprietary Information”), the disclosure of which could be harmful to the interests of the Releasees. I acknowledge and agree that I am obligated to keep and hold such Proprietary Information as strictly confidential, and, except as required by law or until such time that such Proprietary Information has been made generally available to the public by the Company or legally by another person (other than myself), I will not disclose or make use of it, or allow it to be disclosed or made use of, without the prior written consent of the Company.

3.	I also acknowledge and agree that I will comply with all of my post-employment obligations to the Company that survive the cessation of my employment, including but not limited to Articles 6, 7, 8, 9, 10 and 11 of my employment agreement dated August 22, 2022.

4.	I hereby confirm that I have returned all Company property to the Company, including all copies of all Proprietary Information and work product in my possession or control, regardless of whether electronic or in print (and without deleting or altering anything prior to delivery to the Company), and thereafter, I hereby agree to permanently delete all remaining electronic copies in my possession or control, to deliver all access information (logins, passwords, etc.) to any work-related electronic or online accounts of any kind, and not to access or delete any such accounts.

5.	I hereby resign from all offices, directorships and trusteeships in the Company, as well as any other offices, directorships and trusteeships related to my employment.
6.	Except as required by law, I agree that I will not divulge or disclose, directly or indirectly, the contents of this Release, or the terms of agreement relating to the cessation of my employment with the Company, to any person or entity, except to my immediate family and my legal and financial advisors, but only on the condition that I first obtain their agreement to maintain such information as confidential.

7.	Other than as required by law, I agree that I will not advocate or encourage any person to make any claims against the Releasees, nor will I solicit any other person to make any claims against the Releasees, nor will I assist any other person make any claims against the Releasees.

8.	I agree that the terms of this Release are contractual and not mere recital, and I will not make a claim against any person who may have a right to claim over against the Company.

I have read this Release, understand its terms, have had the opportunity to obtain independent legal advice with respect to it and to all issues arising from my employment and the cessation of my employment with the Company, and I have sought such advice as I have seen fit.

Executed at the City of Mesa, Phoenix, Arizona, this 17th day of October, 2023:

/s/ Mark Orsmond
Mark Orsmond

/s/ Mara Mobley	Mara Mobley
Witness Signature	Witness Name – Please Print

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